Exhibit 21.1
SUBSIDIARIES OF COREBRIDGE FINANCIAL, INC.
as of December 31, 2023

Legal Name	Jurisdiction of Incorporation or Organization

Corebridge Financial, Inc.	Delaware
Corebridge Life Holdings, Inc.	Texas
AGC Life Insurance Company	Missouri
Corebridge Insurance Company of Bermuda, Ltd.	Bermuda
American General Life Insurance Company	Texas
SunAmerica Asset Management, LLC	Delaware
Corebridge Capital Services, Inc.	Delaware
The United States Life Insurance Company in the City of New York	New York
The Variable Annuity Life Insurance Company	Texas
VALIC Financial Advisors, Inc.	Texas
VALIC Retirement Services Company	Texas
VALIC Trust Company Inc.	New Hampshire
SAFG Capital LLC	Delaware
AIG Global Asset Management Holdings Corp. (1)	Delaware
AIG Asset Management (Europe) Limited (2)	England and Wales
AIG Asset Management (U.S.), LLC (3)	Delaware
Corebridge Real Estate Investors Inc.	Delaware
Corebridge Europe Real Estate Fund I GP S.a r.l.	Luxembourg
Corebridge U.S. Real Estate Fund I GP, LLC	Delaware
Corebridge U.S. Real Estate Fund II GP, LLC	Delaware
Corebridge Europe Real Estate Fund II GP S.a r.l.	Luxembourg
Corebridge U.S. Real Estate Fund III GP, LP	Delaware
Corebridge U.S. Real Estate Fund IV GP, LLC	Delaware
Corebridge Markets, LLC	Delaware
AIG Life Limited (4)	United Kingdom

(1)     Entity name was changed to Corebridge Institutional Investments Holdings Corp. in January 2024.
(2)    Entity name was changed to Corebridge Institutional Investments (Europe), Limited in January 2024.
(3)     Entity name was changed to Corebridge Institutional Investments (U.S.), LLC in January 2024.
(4)    Entity is held for sale.